                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

----------------------------------------X
                                        :
IN RE LIFE TECHNOLOGIES, INC.           :               CONSOLIDATED
SHAREHOLDERS LITIGATION                 :          CIVIL ACTION NO. 16513
----------------------------------------X

                                NOTICE OF MOTION

TO:   P. CLARKSON COLLINS, JR., ESQUIRE
      MORRIS JAMES HITCHENS & WILLIAMS
      222 DELAWARE AVENUE
      WILMINGTON, DELAWARE  19899

      ALAN J. STONE, ESQUIRE
      MORRIS NICHOLS ARSHT & TUNNELL
      1201 N. MARKET STREET
      WILMINGTON, DELAWARE  19899

      PLEASE TAKE NOTICE that plaintiffs will present the attached Motion For Expedited Proceedings to the Court at the earliest convenience of the Court and counsel.

                                 ROSENTHAL, MONHAIT, GROSS & GODDESS, P.A.

                          By:

                          ----------------------------------------------
                                Suite 1401, Mellon Bank Center
                                P.O. Box 1070
                                Wilmington, Delaware  19899-1070
                                (302) 656-4433

                                -and-

                                CHIMICLES & TIKELLIS LLP
                                One Rodney Square
                                Wilmington, Delaware  19801
                                (302) 656-2500

                                DELAWARE CO-LIAISON COUNSEL
                                   FOR PLAINTIFFS

                                GOODKIND LABATON RUDOFF
                                & SUCHAROW LLP
                                100 Park Avenue
                                New York, NY 10017
                                (212) 907-0700

                                WOLF POPPER LLP
                                845 Third Avenue
                                New York, NY  10022
                                (212) 759-4600

                                BERNSTEIN LIEBHARD & LIFSHITZ, LLP
                                10 East 40th Street
                                New York, NY  10016
                                (212) 779-1414

                                PLAINTIFFS' CO-LEAD COUNSEL

November 6, 1998


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
                IN THE COURT OF CHANCERY IN THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

----------------------------------------x
                                        :
IN RE LIFE TECHNOLOGIES, INC.           :             CONSOLIDATED
SHAREHOLDERS LITIGATION                 :        CIVIL ACTION NO. 16513
----------------------------------------x

                        MOTION FOR EXPEDITED PROCEEDINGS

      Plaintiffs, by their attorneys, respectfully move the Court to schedule their Motion for Preliminary Injunction, served and filed herewith, for a hearing prior to December 1, 1998, the presently scheduled closing date for the tender offer of Dexter Acquisition Delaware, Inc. ("Acquisition") to purchase all of the outstanding shares of common stock of Life Technologies, Inc. ("Life" or the "Company") at $37 per share (the "Tender Offer"). As grounds for this motion, plaintiffs represent as follows:

      1. Plaintiffs allege that they are stockholders of Life. They bring this action on behalf of all Life stockholders, other than Dexter Corporation ("Dexter") which already owns approximately 51.5% of Life's outstanding shares, contending that Dexter and the defendant directors of Life who are affiliated with Dexter, have breached their fiduciary duties to plaintiffs and the proposed class by (a) embarking on a coercive effort to compel Life's minority shareholders to sell their Life stock to Dexter at an inadequate price, (b) renouncing and abusing a process designed to attempt to assure transactional fairness to Life's minority


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
stockholders, (c) embarking on its acquisition effort at a time when it can seek to acquire for itself the future value of Life's business not fully appreciated in the market today, and (d) failing to include in the Offer to Purchase disseminated to Life's shareholders in connection with the Tender Offer information material to shareholders' decision of whether or not to tender their stock. These allegations are particularized in Plaintiffs' Amended Consolidated Class Action Complaint, served and filed herewith (the "Complaint").

      2. Among other things, the Complaint alleges that Dexter embarked on an effort to acquire the minority interest in Life at its unilaterally determined price of $37.00 per share by constituting a special committee to consider its offer, and then by tripling the compensation offered to the special committee for its work. The Complaint further alleges that the special committee, the members of which had more knowledge and expertise than the Dexter nominees on Life's Board in the life sciences, which is the principal area of Life's business, retained independent counsel (Wachtell Lipton Rosen & Katz) and financial advisors (Goldman Sachs & Co.) and as a result of its review and analysis of Life concluded that $37.00 per share was not a fair price for the minority interest in Life. The Complaint alleges that Dexter refused to negotiate with the special committee or its


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representatives, but rather dissolved the special committee and unilaterally made the Tender Offer at issue.

      3. The Offer to Purchase states that if, as a result of the Tender Offer, Dexter becomes a 90% stockholder of Life, it will effect a short-form merger cashing out the minority shares at $37.00 per share, but if Dexter becomes only an 80% shareholder it will simply consider its options. That circumstance, however, would likely result in the delisting of Life stock from NASDAQ, followed by a decline in the market value of Life's stock. Life's minority stockholders are, consequently, presented with a Hobson's choice of taking $37.00 per share, or retaining their stock for an uncertain period of time in which they have no prospect of receiving fair value.

      4. The Complaint further alleges that the Offer to Purchase omits material information particularly regarding the number, nature, stage in development, and commercial prospects of products in Life's research and development pipeline ("R&D Pipeline"). The value of the R&D Pipeline constituted the principal area of dispute between Dexter and the special committee and its advisors. In short, the Complaint alleges that in connection with the Tender Offer, Life's minority shareholders are being denied the opportunity to make a fully informed judgment.

      5. Accordingly, plaintiffs seek a preliminary injunction against consummation of the Tender Offer. This Court has


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previously held that a coercive tender offer lacking complete information necessary to make an informed decision can constitute irreparable injury sufficient to warrant preliminary injunctive relief. See, e.g., Eisenberg v. Chicago Milwaukee Corp., Del. Ch., 537 A.2d 1051 (1987).

      6. Since the Tender Offer is scheduled to close on December 1, 1998, plaintiffs request that the Court hear their preliminary injunction motion sufficiently prior to that date to permit a decision and Order if the Court is persuaded that closing of the Tender Offer should be enjoined.

      7. Plaintiffs have not previously applied for this relief.

      WHEREFORE, plaintiffs respectfully request the Court to enter an Order in the form attached hereto.


                          ROSENTHAL, MONHAIT, GROSS & GODDESS, P.A..

                          By:_________________________________________
                                Suite 1401, Mellon Bank Center
                                P.O. Box 1070
                                Wilmington, Delaware  19899-1070
                                (302) 656-4433
                                Attorneys for Plaintiff

                          -and-

                          CHIMICLES & TIKELLIS LLP
                          One Rodney Square
                          Wilmington, Delaware  19801
                          (302) 656-2500

                          DELAWARE CO-LIAISON COUNSEL
                              FOR PLAINTIFFS

                          GOODKIND LABATON RUDOFF
                          & SUCHAROW LLP
                          100 Park Avenue
                          New York, NY 10017
                          (212) 907-0700

                          WOLF POPPER LLP
                          845 Third Avenue
                          New York, NY  10022
                          (212) 759-4600

                          BERNSTEIN LIEBHARD & LIFSHITZ, LLP
                          10 East 40th Street
                          New York, NY  10016
                          (212) 779-1414

                          PLAINTIFFS' CO-LEAD COUNSEL

November 6, 1998

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